EXHIBIT 99.1
CHART INDUSTRIES, INC.
Host: Sam Thomas/Michael Biehl
November 13, 2007/10:30 a.m. EST

CHART INDUSTRIES, INC.
November 13, 2007
10:30 a.m. EST

Moderator	Good morning. Welcome to the Chart Industries, Inc. 2007 Third Quarter conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question and answer session. As a reminder, today’s call is being recorded.

You should have already received the Company’s earnings release that was issued earlier this morning. If you have not received the release, you may retrieve it by visiting Chart’s Web site at www.chart-ind.com. A telephone replay of today’s broadcast will be available following the conclusion of the call until November 27th. The replay information is contained in our earnings release.

Before we begin, the Company would like to remind you that statements made during this call that are not historical in fact are forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied in the forward-looking statement. For further information about important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, please refer to the information regarding forward-looking statements and risk factors included in the Company’s earnings release and latest filings with the SEC. These filings are available through the investor relations section of the Company’s Web site, or through the SEC Web site, www.sec.gov. The Company undertakes no obligation to update publicly or revise any forward-looking statement.

I would now like to turn the conference over to Mr. Michael Biehl, Chart Industries’ Executive Vice President and Chief Financial Officer. You may begin your conference.

CHART INDUSTRIES, INC.
Host: Sam Thomas/Michael Biehl
November 13, 2007/10:30 a.m. EST

M. Biehl	Good morning, everyone. I would like to thank all of you for joining us today. I will begin by giving you an overview of our third quarter results and Sam Thomas, our Chairman, President and Chief Executive Officer, will provide highlights of the operating results for each of the business segments and the outlook for the rest of 2007.

We are pleased to report that net sales for the third quarter of 2007 were $163.7 million and represented an increase of 15% compared to net sales of $142.8 million in the third quarter of 2006. This considerable sales growth was led by our Distribution & Storage segment, as their sales increased by $17.2 million or 25%.

Our gross profit for the third quarter of 2007 was $45.4 million, or 28% of sales, compared with $39.4 million, or 28% of sales, for the third quarter of 2006. The increase in our gross profit was primarily the result of higher sales volume, particularly in our Distribution & Storage segment. Although our consolidated gross profit margin was flat this quarter compared to the third quarter of 2006, our Energy and Chemicals segment gross margin improved compared to the prior year. Sam will elaborate further on the gross profit margin changes in the segment highlights.

Selling, general and administrative, or SG&A, expenses were $20.8 million, or 13% of sales, for the third quarter of 2007, compared with $18.2 million, or 13% of sales, for the same quarter in 2006. SG&A expenses in last year’s quarter included $2.3 million of net non-recurring income received for the settlement of a Hurricane Rita insurance claim related to losses incurred at our Energy & Chemicals New Iberia, Louisiana manufacturing facility. Excluding this non-recurring income, the 2006 third quarter SG&A expense would have been $20.5 million, or over 14% of sales.

Amortization expense for the third quarter of 2007 was $2.6 million, or 1.6% of sales. This compares to amortization expense of $4.3 million, or 3.0% of sales for the same period a year ago. This decrease of $1.7 million was attributable to certain intangible assets being fully amortized prior to July 1, 2007.

Net interest expense and amortization of financing costs for the third quarter of 2007 was $5.5 million, and for the third quarter of 2006 was $6.5 million. This $1.0 million decrease was mainly due to lower long-term debt outstanding as a result of $40 million of voluntary principal prepayments in the second quarter of 2007 largely funded by our secondary offering proceeds, and partially offset by higher interest rates on our senior term debt.

CHART INDUSTRIES, INC.
Host: Sam Thomas/Michael Biehl
November 13, 2007/10:30 a.m. EST

Income tax expense was $4.3 million for the third quarter of 2007 and represented an effective tax rate of 26.3% for the quarter. This compares with $3.4 million of income tax expense for the third quarter of 2006, which represented an effective tax rate of 32.5% for the quarter. The decrease in the effective tax rate this quarter was mainly due to the decision not to repatriate foreign excess cash to the U.S. in 2007, as originally planned. The full year effective tax rate for 2007 is now expected to be approximately 31%.

In summary, our consolidated net income for the third quarter of 2007 was $12.1 million and represented $0.42 per diluted share. This compares to net income in the third quarter of 2006 of $6.9 million. I would also like to point out that earnings per share for the third quarter of 2006, as reported in our financial statements, is not comparable to the third quarter 2007 because of the changes in our capital structure related to our July 2006 IPO and June 2007 secondary offering.

Cash provided by operating activities for the nine months ended September 30, 2007 was $54.2 million compared with $33.5 million for the same period in 2006. Cash generated from operations in the third quarter of 2007 alone was $45.8 million, including $28.2 million from changes in working capital.

For the first nine months of 2007, cash used in investing activities was $17.2 million, compared with $29.4 million used in the same period of 2006. Capital expenditures for the nine months ended 2007 were $15.6 million compared to $13.5 million in 2006. Capital expenditures for the third quarter of 2007 were $5.0 million and were mainly for continued strategic expansions at our Energy & Chemicals brazed aluminum heat exchanger facility in La Crosse, Wisconsin and our Distribution & Storage facility in China to support the business growth.

Cash provided by financing activities was $4.8 million in the first nine months of 2007 versus $3.2 million in the 2006 period. Cash provided by financing activities in the third quarter of 2007 was $5.7 million and consisted mostly of proceeds from stock option exercises.

CHART INDUSTRIES, INC.
Host: Sam Thomas/Michael Biehl
November 13, 2007/10:30 a.m. EST

As a result of these activities, we had $62.4 million of cash at September 30, 2007 compared with $14.3 million of cash at June 30, 2007.
I will now turn the call over to Sam Thomas, who will review our business segment highlights for the third quarter of 2007 and provide an updated outlook for the rest of 2007.
S. Thomas	Thank you, Michael. Good morning, everyone.
Orders for the third quarter of 2007 were $175.4 million and were strong across all operating segments. Backlog increased to $426.1 million at September 30, 2007 compared with $415.3 million at June 30, 2007 and $260.0 million at September 30, 2006. This significant increase of 64% in backlog over the last year has resulted primarily from continued growth in the global industrial gas market and large liquefied natural gas, or LNG, orders in our Energy & Chemicals, or E&C, segment. Our 2007 orders included an award received in the second quarter in excess of $100 million from Energy World for an LNG project in Southeast Asia.

E&C orders for the third quarter of 2007 were $71.5 million and included an additional order of over $20.0 million from Energy World for their LNG project in Southeast Asia. E&C’s backlog increased to $325.7 million at September 30, 2007.

Orders for our Distribution & Storage, or D&S, segment in the third quarter of 2007 increased almost 8% to $81.8 million compared with orders in the second quarter 2007 of $76.0 million. D&S backlog decreased slightly to $90.8 million at September 30, 2007 compared with $92.6 million at June 30, 2007. D&S’ U.S. bulk storage systems backlog has declined slightly due to recent industry consolidations in the industrial gas market, while the U.S. packaged gas product, European and Asian backlogs have remained at strong levels. We expect the slowdown in U.S. bulk storage systems orders to continue into 2008.

BioMedical segment orders in the third quarter of 2007 were $22.2 million compared to orders of $21.0 million in the second quarter of 2007. This increase in orders was primarily due to continued penetration of international markets for both biological storage systems and medical respiratory products.

CHART INDUSTRIES, INC.
Host: Sam Thomas/Michael Biehl
November 13, 2007/10:30 a.m. EST

E&C sales increased 7% to $58.4 million for the third quarter of 2007, compared with $54.4 million for the third quarter of 2006. This increase was primarily due to higher sales volume for brazed aluminum heat exchangers. E&C gross profit margin increased to 22.4% in the third quarter compared with 18.8% in the same period last year. This margin improvement was primarily due to a favorable change in project mix for process systems. While we continue to make good progress towards the completion of the two large, complex field installation projects, we incurred higher costs in the third quarter on one of the projects. However, we expect this project to be completed in the fourth quarter. The other installation project is expected to be completed in the first quarter of 2008.

As Michael mentioned earlier, our D&S sales for the third quarter of 2007 increased by 25% to $85.1 million. This compares to $68.0 million for the third quarter of 2006. Bulk storage and packaged gas system sales volumes were favorably affected by the continued growth in the global industrial gas market, price increases to absorb higher raw material costs, and to a lesser extent foreign currency translation as a result of the weakened U.S. dollar compared to the Euro and Czech Koruna. The D&S gross profit margin declined slightly to 31% in the third quarter of 2007 compared with 32% in the third quarter of 2006. This decline was mostly due to a change in product sales mix within bulk storage systems and increased raw material surcharges.

Our BioMedical segment sales for the second quarter of 2007 declined slightly to $20.2 million compared with $20.5 million for the same quarter in the prior year. This decline in sales was attributable to lower medical respiratory product sales in the U.S., primarily due to the change in government reimbursement programs for liquid oxygen therapy systems, offset partially by higher volume of biological storage systems as we continue to penetrate international markets. We expect the unfavorable government reimbursement programs to continue in 2008, which will continue to hamper growth of our U.S. medical respiratory product sales. BioMedical gross profit margin declined to 30% in the third quarter of 2007, which compares to 36% for the same quarter of 2006, due to higher raw material and warranty costs.

Now, I would like to take a moment to provide you with our outlook for the rest of 2007:
•	Based on our backlog, operating performance to date and fourth quarter expectations, we are revising upward our 2007 sales outlook range to $645 million to $655 million.

CHART INDUSTRIES, INC.
Host: Sam Thomas/Michael Biehl
November 13, 2007/10:30 a.m. EST

•	We are also revising upward our 2007 EPS outlook to $1.59 to $1.63 per diluted share based on 27.5 million weighted average shares outstanding. This range excludes $7.9 million of non-recurring stock-based compensation and expenses incurred in connection with our secondary offering completed in the second quarter. Our 2007 EPS outlook is $1.40 to $1.44 per diluted share with this $7.9 million of expenses included.

•	Our previous 2007 EPS outlook was a range of $1.45 to $1.56 per diluted share, excluding the $7.9 million of expenses and based on 27.5 million weighted average shares outstanding for the year.

•	Finally, I would like to mention that for 2008, we are currently estimating that the annual weighted average diluted shares outstanding will be approximately 29.0 million. We will provide our outlook for 2008 when we release our 2007 fourth quarter and full year earnings at the end of February 2008.

Thank you for participating in our conference call. This concludes our remarks. Operator, please open up the lines for questions and provide the participants with instructions for doing so.
Moderator	Your first question comes from the line of Roger Read with Natixis Bleichroeder.
R. Read	A lot of questions here. Specifically looking at the E&C business, these two projects that have continued to weigh on margins, can you give us an idea of maybe what the impact, or if you excluded those two projects, what the impact on reported margins would have been for the third quarter?

M. Biehl	If we excluded the two installation projects, E&C would have had a gross margin of 29.5% in the third quarter, and year-to-date would have been right around 28% compared to what was reported.
R. Read	And with one project completing in Q4, the other completing in Q1, would you expect to see this magnitude of impact in the fourth quarter and potentially in the first quarter, or do we see some moderation from this point? Clearly, over the year we’ve seen some moderation, but is it going to be significant?

CHART INDUSTRIES, INC.
Host: Sam Thomas/Michael Biehl
November 13, 2007/10:30 a.m. EST

S. Thomas	Our expectation is that there would be no further drag. Obviously, because of percentage completion on a loss project, we book all of the anticipated costs at the time we see them for completion. The one project is in final acceptance testing for the customer, so the risks are small.

The second project’s delays are just associated with planning for hurricanes having slowed down the installation, but it is also progressing satisfactorily. Both have the opportunity of some upside.
R. Read	Again on the E&C segment, given the orders in the third quarter were clearly strong if you compare them to the second quarter ex the LNG award and the backlog growth there, what sort of runoff of backlog would you expect to see in 2008? Or what kind of revenue growth rate do you think is achievable in that segment? I understand you’re going to give a clearer ’08 outlook next year, I was just wondering what level of backlog is committed or contractually committed for 2008?

S. Thomas	The majority of that backlog would roll off in 2008.
R. Read	Majority meaning 51% or something greater?
S. Thomas	We’re currently forecasting a run rate for sales in that business of roughly $240 million. We would expect revenue growth in excess of 25% next year.
Moderator	Your next question comes from the line of Christopher Agnew with Goldman Sachs.
C. Agnew	The first question I wanted to probe into the D&S segment. You’ve strengthened sales in the quarter, but in the last quarter you talked about the slowdown in the U.S. bulk storage, and also the impact from the merger of two of your customers. Were there any particular timing issues we need to be aware of in 3Q? You talked about continued weakness in 2008; can you talk to that a little bit?

S. Thomas	The issues I highlighted in the last quarter’s conference call were primarily with respect to order intake, which is what was reflected in the order intake and backlog for the quarter. But with lead times in the four to five months range for the products in question, we didn’t see much impact in terms of sales or margin in the third quarter.

CHART INDUSTRIES, INC.
Host: Sam Thomas/Michael Biehl
November 13, 2007/10:30 a.m. EST

Similarly, the other issue that impacts Distribution and Storage was material surcharges for nickel based steel and stainless steel. While the nickel price peaked in the end of the second quarter, and generally declined in the third quarter, there’s a lag in that being reflected in our sales. So the majority of our sales were at the relatively high surcharge levels in the third quarter.

C. Agnew	Is it possible for you to quantify what that impact was? Also to add on, what are the current trends you’re seeing now in terms of those raw material prices?
S. Thomas	I don’t have the number ready to hand in terms of surcharges. But you’ll recall that the increase in surcharges that occurred in the first and second quarter we were able to recover them only as pass-throughs. Nickel prices backed off roughly 20% during that period. Since that time nickel prices have stabilized at levels that are comparable to the prices we were experiencing in the third and fourth quarter of 2006 and they seem to be fairly stable there.

C. Agnew	Onto BioMedical. Last quarter your gross margins were a little bit softer, I think year-over-year due to product line mix and surcharges, and this quarter higher raw material costs and warranty costs. Can you add a little bit of color on what the warranty costs were, and was this any particular one time effect? Also maybe give us some color on when you can start to pass through some of the higher raw material costs in BioMedical, or is there more of a lag?

S. Thomas	First with respect to raw material costs, the BioMedical product line follows more of a consumer type product issue where we don’t have surcharges to pass through raw material costs. So there is a lag of some six to nine months to recover raw material costs in that product line. Again, it is primarily for stainless steels. So we would expect, with price increases having been registered in that product line in both the second and third quarter, and also with stainless steel prices moderating, that we would recover those issues of decline in margin related to price increases in the fourth quarter and going forward next year.

CHART INDUSTRIES, INC.
Host: Sam Thomas/Michael Biehl
November 13, 2007/10:30 a.m. EST

With respect to warranty, we did a significant upgrade of the medical respiratory product line late in the second quarter, early third quarter, there were some problems with initial production units with that, and we took a charge in the third quarter both for the actual costs and anticipated costs going forward to fully flush that issue out of the system. The units are being upgraded, or have largely been upgraded now, so we consider that to be in a one-time event.

So, in summary, both of those are largely a third quarter event, which we should recover our margins on going forward.
C. Agnew	Final question on tax. If we assume that you delayed repatriating some funds, does that mean your tax rate will be above normal in the following year? Can you give us some guidance on how we should be thinking about your long term tax rate?

M. Biehl	Next year it will be in the 32% to 33% range. As Energy & Chemical grows, and we generate more U.S. earnings from that business unit, it causes the tax rate to climb slightly. Right now, we don’t have plans to repatriate foreign cash, but that could change if we need to bring the cash back to the U.S. It doesn’t look like we’re going to need to do that, so we’re going to leave it sitting over in our foreign entities for use over there.

Moderator	Your next question comes from the line of Michael Weisberg with ING.
M. Weisberg	Can you give us a little color on the D&S business in terms of what’s happening to your Czech business and what’s happening to your business in China?
S. Thomas	Both businesses continue to grow and are seeing margin improvement. That’s a very strong segment of the business. We expect to be able to continue to grow those businesses at rates comparable to what we have seen historically.

M. Weisberg	So both those businesses can grow as fast as they have been growing. Do you think there’s further room to move margins up because I know there has been some degree of price competition in certain products in China? So you think you can make further progress there, Sam?

S. Thomas	It’s a tough call. It’s a balance of our existing or mature products where there is margin pressure offset by increasing sales of our higher margin newer products. So at the moment we’re generally looking at being able to maintain margins with some upside opportunities.

CHART INDUSTRIES, INC.
Host: Sam Thomas/Michael Biehl
November 13, 2007/10:30 a.m. EST

Moderator	Your next question comes from the line of Kevin Wenck with Polynous Capital Management.
K. Wenck	Very good orders. Congratulations on the quarter. Your comments on BioMedical margins, it sounded like some of the factors will probably continue in the near future, or there are some more positive offsets that will cause gross margins to start going back up again.

S. Thomas	We talked about the two major elements of the decline of gross margins in the third quarter, and that was a warranty issue, and increased raw material prices that were not covered with price increases. We believe the price increase issue was simply timing with the ability to pass through raw material costs quickly in that division. Stainless steel prices have moderated subsequently; we also have a number of initiatives that are coming through for reducing our overall raw material spend. Relative to the warranty issue, again, we believe that’s behind us. We covered most of the costs as expended and also have a reserve for anticipated future costs.

K. Wenck	Of the six point decline versus last year, how much was attributable to the warranty portion of it?
M. Biehl	Roughly 50%.
K. Wenck	In the E&C segment, absent the two large challenging projects, as you mentioned earlier on the call the gross margins were in the 28% to 29% range for the rest of business in the quarter and year-to-date. Is that a fair margin to look at for that business going forward, or will there always be some challenging projects here and there that would cause you to model a gross margin more mid 20’s?

S. Thomas	I think we still believe, as we’ve said earlier, that the gross margins in that business can be in the high 20’s and have the opportunity to get into the 30 or slightly above gross margin levels going forward, for the reasons we’ve discussed. While it’s always possible that we’ll have challenging projects, it’s part of this business, because of the way we’ve refocused the business and are avoiding projects that aren’t in our sweet spot or well within our confidence, we don’t expect anything of this magnitude in the future.

CHART INDUSTRIES, INC.
Host: Sam Thomas/Michael Biehl
November 13, 2007/10:30 a.m. EST

K. Wenck	Did I hear a cash figure at quarter end of $64 million?
M. Biehl	It’s $62.4 million.
K. Wenck	That’s pretty impressive. Can you give us the other current asset numbers just to see where you were generating the cash?
S. Thomas	The 10-Q will be filed today.
K. Wenck	If I’m being an annoyance I’ll just wait for that. For receivables and inventory if you have them handy, if not I’ll just go on to my next question.
M. Biehl	I don’t.
K. Wenck	In terms of what to do with the cash, do you anticipate paying down any more debt in the near future, or what are your thoughts on having such a cash balance on the balance sheet?
M. Biehl	Right now we’re not planning on prepaying any more debt. We’re at a leverage ratio based upon adjusted EBITDA of 1.75; we had targeted two-and-a-half times, which we’re well below. We’re very comfortable with that level still. So as we continue to focus on acquisitions we’re going to continue to build cash for that purpose.

K. Wenck	One other question, and although I may figure this one out from the 10-Q too, but between your net income for the quarter and where ending shareholder’s equity was there’s an additional $13 million increase. Was that all from stock option exercise, or was there anything else in that?

M. Biehl	It’s primarily from the stock option exercises.
K. Wenck	Thanks for your help. Congratulations on the quarter.
Moderator	Your next question comes from the line of Garo Norian with Blackrock.
G. Norian	I just wanted to see if you could clarify for me the impact on the Distribution and Storage side, the North American customers, but how much rolling through first on orders and then on sales, and the rough timing of how that should play out?

CHART INDUSTRIES, INC.
Host: Sam Thomas/Michael Biehl
November 13, 2007/10:30 a.m. EST

S. Thomas	The decline in the backlog for Distribution and Storage in the quarter is largely reflective of the impact. It perhaps will rollout most likely through the first half of 2008. That’s the best indication we have with those two customers. The magnitude is in the $5 million to $10 million of sales range in terms of decline in that one segment in the business offset by increases elsewhere. There is inventory to be used up, as we’ve talked about earlier, but in juxtaposition to that there is also increased demand, a large part of the U.S. is actually in relatively short supply of gases in liquid form, particular argon and nitrogen. There are new air separation plants coming on line, which tends to drive bulk tank demand.

So based on that and our conversations with the customers, we would expect the impact of reduced orders to continue, perhaps through the first half of 2008, and then increasing beyond that, or strengthening beyond that.

G. Norian	Just so I have it clear in my head, I should hope to start to see in your guys’ results some time in the first half, orders actually starting to come back and then sales would follow in the six months lag type of time frame?

S. Thomas	Correct.
M. Biehl	Regarding the question earlier on the current assets, I now have those amounts. Receivables were at $79 million for the quarter and that compares to about $76.8 million at the end of last year. Inventories are at about $84 million for the quarter comparing to $72.9 million for December of last year. Our unbilled contract revenue was at $26.5 million compared to almost $33 million at the end of last year. But our customer advanced billings and billings in excess of contract revenue is up to over $55 million compared to $45 million at the end of last year. That’s one of the big increases in working capital converted to cash for the quarter.

Moderator	Your next question comes from the line of Roger Read with Natixis Bleichroeder.
R. Read	Good morning, again. One final follow-up I had. You talked pretty extensively about the outlook for the D&S segment. But on the E&C piece, if you were to compare, maybe, what you saw in the way of potential projects this point a year ago, or maybe at the beginning of the

CHART INDUSTRIES, INC.
Host: Sam Thomas/Michael Biehl
November 13, 2007/10:30 a.m. EST

year, to where you stand now taking into account we’ve had a lot of delays on the LNG front, clearly you had the one project come through. But maybe you could quantify for us what the potential projects you may bid upon over the next 12 to 18 months might be. Again, what sort of change that has occurred there over the last six to twelve months?

S. Thomas	First on large LNG projects, there really has been very little change since we last discussed it last quarter when we reported the results. There has been some positive news from the sites, particularly Equatorial Guinea and Brass River, that those projects are going forward with some smaller contracts let and some additional planning going on, and generally positive press releases. So we don’t see a change in the timing of those projects from what we reported earlier.

A very positive part of the E&C business is we are very clearly seeing increased orders for large scale air separation plants to be used in either coal gasification, clean coal power projects, or for the use of petroleum coke to produce petrochemical feed stocks. That market is certainly looking to be more robust ahead of our earlier projections.

R. Read	If you can quantify the overall potential projects. If you looked a year ago and said you think there’s $500 million out there or whatever the right number would be, is that number up, down, or flat with where it was a year ago?

S. Thomas	Those projects that we’re tracking because we have provided at least budgetary quotes to the projects, up through the time we receive a purchase order, have continued to grow from the roughly $1.2 billion level a year ago to something over $1.6 billion currently. So the project outlook continues to improve.

Moderator	Your next question comes from the line of John Kim with SAB Capital.
J. Kim	This is John Kim with SAB. Two quick things, one is excluding some of the things that happened in Q2, you guys are pretty good maintaining your G&A at a pretty nice level. As revenues ramp into ’08 on E&C and the D&S side, how do you think about that G&A number either on an absolute or as a percentage of revenues, which it’s kind of drifted down over time?

Secondly, could you just remind us what percent of your D&S revenue going to ’08 would be North America, which you guys outlined would be the one that would be affected by some of these delays in orders and things like that?

CHART INDUSTRIES, INC.
Host: Sam Thomas/Michael Biehl
November 13, 2007/10:30 a.m. EST

S. Thomas	First in terms of G&A, we would expect that D&S G&A would increase at the 3% to 4% people cost growth, and would probably result in being flat or a slight decline as a percentage of sales. In terms of E&C there are some people additions in the engineering area, which will result in growth, but the growth would be significantly less than the revenue growth. So as a percentage of sales it would see a modest decline.

Then your second part of your question was relating to percentage of D&S revenues that were U.S. versus non-U.S. The number that’s close at hand is North America and ‘07 is roughly 56% to 60% North American versus rest of world. I would expect in 2008 for that U.S. would be a smaller part perhaps by three to five percentage points.

J. Kim	So just going back to the G&A question, Sam, if you take out the Q2, you guys have been running at 12.7% G&A as a percent of revenues. But you just mentioned the pretty big ramp you expected in E&C and also some pretty good growth especially outside the U.S. in D&S. Just in terms of absolute numbers as the way the numbers work, should we expect 50 basis points of decline in terms of percent of revenues? You can still add $10 million to the run rate of your current G&A, which would still be a double-digit increase and have that percentage decline quite a bit.

M. Biehl	John, we expect right now that we’ll be at about the 12% range for next year.
J. Kim	I appreciate it. Thank you.
Moderator	Your next question comes from the line of Kevin Wenck with Polynous Capital Management.
K. Wenck	No questions, but thanks for the additional current assets.
Moderator	At this time there are no further questions. I would now like to turn the call back over to management for closing remarks.
S. Thomas	Thanks very much. We continue to be very encouraged by the progress of the business and the strong prospects for us to be able to continue to grow the business. Thank you for your attention and questions.

CHART INDUSTRIES, INC.
Host: Sam Thomas/Michael Biehl
November 13, 2007/10:30 a.m. EST

Moderator	This concludes the Chart Industries third quarter 2007 earnings release conference call. You may now disconnect.